Exhibit 5.1

C. Thomas Hopkins

+1 310 883 6417

thopkins@cooley.com

April 3, 2017

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Ladies and Gentlemen:

We are counsel to Everbridge, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-216907) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering of (i) up to 301,825 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be sold by the Company (the “Company Shares”), including up to 26,825 shares of Common Stock that may be sold upon the exercise of an option to be granted to the underwriters, and (ii) up to 3,162,164 shares of Common Stock to be sold by certain selling stockholders named in the Registration Statement (the “Stockholder Shares”), including up to 425,000 shares of Common Stock that may be sold upon the exercise of an option to be granted to the underwriters.

Of the Stockholder Shares, 3,089,164 of such shares are currently outstanding (the “Outstanding Stockholder Shares”) and 73,000 of such shares (the “Option Stockholder Shares”) are issuable pursuant to vested Company options currently outstanding (the “Options”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as amended, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

With respect to the Option Stockholder Shares, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock is authorized and available for issuance and that the Option Stockholder Shares are issued pursuant to the terms of the Options as are currently in effect.

1333 2ND STREET, SUITE 400, SANTA MONICA, CA 90401 T: (310) 883-6400 F: (310) 883-6500 WWW.COOLEY.COM

Everbridge, Inc.

April 3, 2017

Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.    The Company Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

2.    The Outstanding Stockholder Shares have been validly issued and are fully paid and non-assessable.

3.    The Option Stockholder Shares, when issued and sold pursuant to the terms of the Options, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins

1333 2ND STREET, SUITE 400, SANTA MONICA, CA 90401 T: (310) 883-6400 F: (310) 883-6500 WWW.COOLEY.COM